CHOCK FULL O'NUTS CORPORATION

                              370 Lexington Avenue

                              New York, N.Y. 10017

                                  ------------

                    Notice of Annual Meeting of Stockholders

                                  ------------

			Friday, December 18, 1998 at 10:00 A.M.

                          The Chase Manhattan Bank
                                11th Floor
                                   Room A
                              270 Park Avenue
                          New York, New York 10017

                                  ------------

                          PLEASE SIGN, DATE AND RETURN
                          THE ENCLOSED PROXY PROMPTLY

                                  ------------
To the Stockholders of
  CHOCK FULL O'NUTS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation (the "Company") will be held at The Chase Manhattan Bank, 11th Floor - Room A, 270 Park Avenue, New York, New York 10017 on Friday, December 18, 1998 at 10:00 A.M., Eastern Standard Time, for the following purposes:

1. To elect three directors for three year terms.

2. To ratify the appointment of independent auditors for 1998.

3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof, including taking action upon the resolution that is quoted under the heading "Stockholder Proposal" in the attached Proxy Statement, if they shall be brought before the meeting or such adjournment.

   Only stockholders of record at the close of business on October 22, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                     By Order of the Board of Directors

                                                     MARTIN J. CULLEN
                                                            Secretary
Dated: New York, N.Y.
October 26, 1998
---------------------------------------------------------------------------
IMPORTANT: Whether or not you expect to attend the meeting, please complete, date and sign the proxy and return it promptly in the enclosed envelope.


                       CHOCK FULL O'NUTS CORPORATION

                               PROXY STATEMENT

  This Statement is furnished to the stockholders of Chock Full O'Nuts Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the 1998 Annual Meeting of Stockholders of the Company to be held at The Chase Manhattan Bank, 11th floor, Room A, 270 Park Avenue, New York, New York 10017 on Friday, December 18, 1998 at 10:00 A.M., Eastern Standard Time, and at any adjournments thereof.

  The approximate date on which this Statement and the accompanying proxy will be mailed to stockholders is October 26, 1998. The Company's Annual Report, including financial statements, has been mailed to stockholders along with this Statement.

  All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the three persons listed herein as nominees as directors, for the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for 1999 and against the proposal set forth under the heading "Stockholder Proposal". Any proxy may be revoked at any time prior to its exercise, by written notification to the Secretary of the Company.

  The Board of Directors has fixed the close of business on October 22, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at this meeting. The principal office of the Company is located at 370 Lexington Avenue, New York, New York 10017.

  At the Record Date, the Company had outstanding approximately 10,831,000 shares of Common Stock, par value $.25 per share. Each share outstanding entitles the holder thereof to one vote.

  The only persons known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, as of the Record Date, are listed under "Security Ownership of Certain Beneficial Owners and Management" below.

                             ELECTION OF DIRECTORS

  At this meeting three directors are to be elected to serve for three-year terms, each to hold office until his successor is duly elected and qualified. It is not contemplated that any nominee will be unable to serve as a director, but if such contingency should occur prior to the meeting, the persons named as proxies in the enclosed proxy or their substitutes (the "Proxies") will have the right to vote for substitute nominees. The Proxies were selected by the Board of Directors of the Company and are directors and officers of the Company. Certain information with respect to each nominee, as well as directors continuing in office, is stated below.

Directors Nominated for Three-Year Terms:

   NORMAN E. ALEXANDER-Mr. Alexander was elected to the Board of Directors in 1982. In February 1994, he was elected non-executive Chairman of the Board of Directors. He is Chairman and Chief Executive Officer of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He is 84 years old. He is also a director of Richton International Corporation.

   STUART Z. KRINSLY-Mr. Krinsly was elected to the Board of Directors in September 1992. He is Senior Executive Vice President and General Counsel of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He also is a director of Sequa Corporation. He is 81 years old.

   DAVID S. WEIL-Mr. Weil was elected to the Board of Directors in April 1990. He is President and Chief Executive Officer of Ampacet Corporation, a company which is a plastics raw material producer, specializing in the manufacture of color and additive masterbatches used by plastic processors
(a position he has held for more than five years). He is 73 years old. Directors Continuing in Office:

   MARK A. ALEXANDER, M.D.-Dr. Alexander was elected to the Board of Directors in October 1993. He is Vice President of Metropolitan Life Insurance Company (a position he has held for more than five years). His responsibilities include managing the decentralized personal life insurance medical underwriting activities for Metropolitan. He is 48 years old. (Term to expire at the 2000 Annual Meeting).

   JERRY COLUMBUS-Mr. Columbus was eleted to the Board of Directors in September 1997. He is a strategic planning consultant in the consumer products area and President of Columbus Consulting Company (a company which provides strategic planning and other management consulting services to mid-sized manufacturers, distributors and retailers), positions he has held for over two years. Prior to that time, for 16 years he was employed by Grant Thornton LLP (the sixth largest U.S. Accounting and Management Consulting
Firm). The last 7 of those years he was a management consulting partner providing services to manufacturing and distribution companies. He is 46 years old. (Term to expire at the 2000 Annual Meeting).

   MARTIN J. CULLEN-Mr. Cullen was elected to the Board of Directors in 1981. He has been a Vice President of the Company for over 20 years and in 1981 was also elected Treasurer of the Company. He is 65 years old and has been with the Company for over forty years. His responsibilities are principally in the area of purchasing and he is currently Secretary of the Company.
(Term to expire at the 1999 Annual Meeting).

   MARVIN I. HAAS-Mr. Haas was elected to the Board of Directors in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer of the Company and in February 1995, he was elected President of the Company. He was Vice Chairman of the Board and Chief Operating Officer of the Company from October 1991 until February 1995. He was a consultant to the Company from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International (a dairy products importer) for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining the Company. He is 56 years old. (Term to expire at the 1999 Annual Meeting)

   HOWARD M. LEITNER-Mr. Leitner joined the Company in August 1980 as Chief Financial and Accounting Officer and later that year was elected a director. He was President of the Company from August 1986 until February 1995 and currently is a Senior Vice President. He has been a Certified Public Accountant for more than 20 years and for two years prior to joining the Company he was an Audit Manager for Ernst & Whinney (now known as Ernst & Young), the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is 57 years old. (Term to expire at the 2000 Annual Meeting).

   HENRY SALZHAUER-Mr. Salzhauer was elected to the Board of Directors in July 1992. He is a Vice President of Benjamin Partners, Inc. ("BPI"), an investment firm. Prior to December 1993, he was a Vice President of Benjamin Electrical Engineering Works, Inc. ("BEEW"), an electrical contracting company (a position he had held for more than five years). He is 63 years old. In November 1993, BEEW sold its electrical contracting assets, including its name, to another electrical contractor, and changed its name to BPI. (Term to expire at the 2000 Annual Meeting).

   R. SCOTT SCHAFLER-Mr. Schafler was elected to the Board of Directors in March 1993 and is President of Cortec Group, Inc. (a position he has held for more than five years), a New York based buyout group specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is Chairman of the Board of a Cortec Group affiliate, National Controls Corporation, a leading manufacturer of electronic controls for food service companies. He is also President of Cortec Capital Corporation, General Partner of Cortec Group Fund I, LP and the managing partner of entities which manage Cortec Group Fund II, LP (the "Funds"). Both Funds specialize in the acquisition and operation of middle market manufacturing companies. He is 48 years old. (Term to expire at the 1999 Annual Meeting).

Norman E. Alexander is the father of Mark A. Alexander. There is no other family relationship between any officer or director of the Company.

There were five meetings of the Company's Board of Directors held during the Company's last fiscal year. The Board of Directors has a Compensation Committee which is comprised of Jerry Columbus, Henry Salzhauer, R. Scott Schafler and David S. Weil. The Compensation Committee which met four times in fiscal year 1998 performs the function of evaluating the work performance of the Company's executive and administrative employees and determining compensation for such persons. The report of the compensation committee appears on pages 7 and 8 of this proxy statement. The Board of Directors has a Nominating Committee comprised of Norman E. Alexander, Stuart Z. Krinsly and Henry Salzhauer which evaluates potential members of the Board of Directors. The Nominating Committee seeks potential nominees for Board membership in many ways and will consider suggestions submitted by stockholders if mailed to the Secretary of the Company. The Board of Directors has an Audit Committee comprised of Mark A. Alexander, R. Scott Schafler and David S. Weil. This Committee met three times relative to the Company's 1998 fiscal year. The Audit Committee approved the selection of Grant Thornton LLP as the Company's independent auditors and met with the auditors to review the planned scope and the results of the audit. The Board of Directors has an Executive Committee comprised of Norman E. Alexander, Marvin I. Haas, Stuart Z. Krinsly and David S. Weil. The Executive Committee may exercise the power and authority of the Board of Directors when the entire Board is unable to convene. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which that director served.


                  EXECUTIVE COMPENSATION AND TRANSACTIONS WITH
                    DIRECTORS, OFFICERS AND PRINCIPAL HOLDERS

  The following information is furnished with respect to each of the five highest compensated executive officers of the Company who were executive officers of the Company at any time during the fiscal year ended July 31, 1998:

                               COMPENSATION TABLE

                                                  Annual Compensation
                                               -------------------------
               Name and                   Fiscal               Other Annual
          Principal Position               Year  Salary Bonus  Compensation
-------------------------------------     ------ ------ -----  ------------
                                                                       (a)
Marvin I. Haas                             1998  $268                  $20
President and                              1997   269    $205
Chief Executive Officer                    1996   269
Howard M. Leitner                          1998   222                   20
Senior Vice President and                  1997   221      84
Chief Financial Officer                    1996   222
Thomas Donnell                             1998   170      34            5
President and Chief Executive              1997   163      65
Officer of Cain's Coffee Company           1996	  167      52
Martin J. Cullen                           1998   184                   20
Vice President, Secretary                  1997   183      45
and Treasurer                              1996   186
Anthony Fazzari                            1998   172       8           11
Senior Vice President - Retail Sales       1997   170      50
and Marketing                              1996   175      28         ------
(a) Perquisites include use of corporate automobiles (ranging between $1,000 and $10,000) and life insurance (ranging between $2,000 and $10,000).

  On August 5, 1998, the Company entered into employment agreements with Marvin I. Haas, Howard M. Leitner and four other officers. The agreements are effective in the event of a change in control(as defined)and provide, among other matters, for a term of three years beginning immediately after the change in control and for base salary, bonus and other employee benefits at amounts existing immediately prior to the change in control.

                OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


The following table sets forth certain information concerning options/SARs granted during fiscal 1998 to the named executives:

                         Individual Grants






                   Number of     % of Total
                  Securities    Options/SARs   Exercise              Grant Date
                  Underlying     Granted to    or Base                 Present
                 Options/SARs   Employees in    Price     Expiration    Value
      Name         Granted       Fiscal Year  ($/Share)     Date        (1)(2)

Howard M. Leitner    8000         15.1%         $6.94      12/11/02    $16,080

Thomas Donnell       7500         14.2%          6.94      12/11/02    $15,075

Anthony Fazarri      7500         14.2%          6.94      12/11/02    $15,075




___________

(1) Options are exercisable in three equal annual installments commencing one year after the date of grant.

(2) Grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executives differ from exchange traded options in three key respects; options granted by the Company to its executives are long-term, non-tranferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In this presentation, the Black-Scholes Model has been adapted to estimate the present value of the options set forth in the table, taking into consideration a number of factors, including the volatility of the Common Stock, its dividend rate, the term of the option and interest rates. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accuratley determine present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
                                 END OPTION/SAR VALUES

    The following table summarizes options and SARs exercised during fiscal 1998 and presents the value of unexercised options and SARs held by the named executives at fiscal year end:
                                                                Value of
                                                               Unexercised
                                             Number of         In-the-Money
                                            Unexercised        Options/SARs
                       Shares              Options/SARs at       at Fiscal
                      Acquired            Fiscal Year-End         Year-End
                         on       Valued   Exercisable (E)     Exercisable (E)
     Name             Exercise   Realized  Unexercisable (U)    Unexercisable
                                                                   (U)
Marvin I. Haas           0         0         166,667 E            $93,750 E
                                              83,333 U            $46,875 U
Howard M. Leitner        0         0          10,667 E
                                              13,333 U
Thomas Donnell           0         0           6,667 E
                                              10,833 U
Martin J. Cullen         0         0           6,667 E
                                               3,333 U
Anthony Fazzari          0         0           6,667 E
                                              10,833 U

  Restricted stock share holdings at July 31, 1998 for Mr. Leitner and Mr. Cullen amounted to 35,778 shares ($225,800) and 3,577 ($22,580), respectively. These shares are to vest ratably through 2001. The unvested portion of the shares are subject to forfeiture in the event the Company terminates employment for Cause (as defined) or the employee terminates employment for a reason (as defined) other than death, disability, retirement at or after normal retirement date or Good Reason and to accelerated vesting in the event of termination of employment by the employee for Good Reason, death, disability or retirement, or after a change in Control (as defined).

  The Company has established a Benefits Protection Trust with State Street Bank and Trust Company (the "Trust Fund") and has contributed $700,000 thereto. The Trust Fund is to be used for litigation expenses incurred by Company employees, including all executive officers of the Company, in the event that after a change in control (as defined) the new management of the Company refuses to pay benefits under any employment contract or any employee benefit plan maintained by the Company. At the present time, the Company has no intention of making additional contributions to the Trust Fund.

  As compensation for their services, each independent director (i.e. a director who is not also an officer or employee of the Company) is paid $16,000 annually in cash. Each independent director who is a member of the Audit Committee or the Compensation Committee is paid $1,000 for attendance at a meeting of the Committee on which he serves. The Company does not pay director fees to directors who are employees of the Company.

  Annual pension payments as of July 31, 1998 under the Company's defined benefit plan which would be payable for Messr. Haas, Leitner, Donnell, Cullen and Fazzari (assuming normal retirement date) amount to approximately $30,000, $48,000, $17,000, $109,000 and $39,000, respectively.


       Report of the Compensation Committee on Executive Compensation

  The Compensation Committee's responsibilities include establishing the Company's policies governing compensation of officers and other key executives of the Company. The Committee's principal objective in setting such policies is to develop a program designed to attract and retain officers and other key executives critical to the success of the Company and to reward and motivate those executives for performance which enhances the profitability of the Company and creates value for its shareholders.

  To achieve these objectives, the Compensation Committee has developed a competitive, market-driven base salary program coupled with an annual incentive cash bonus plan geared toward performance. Base salaries, prior to bonus awards, for officers and key executives have been fixed at levels believed to be within a competitive range for comparable positions in comparable companies. The President and Chief Executive Officer can receive a bonus of from 25% to 90% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The President and Chief Executive Officer of Cain's Coffee Company can receive a bonus of from 25% to 45% of base pay dependent upon a return on net assets at an agreed upon percentage of such company.
The Senior Vice President and Chief Financial Officer can receive a bonus from 12.5% to 45% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The Vice-President, Secretary/Treasurer can receive a bonus of from 8% to 30% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The Senior Vice President of Retail Sales and Marketing can receive a bonus of from 18% to 45% of base pay dependent upon sales volume, a return on net assets and operating profit at an agreed upon percent and levels. In addition, certain other officers and key executives can receive a bonus up to 45% of base pay based on specified levels of sales volume, margins, purchasing efficiencies, manufacturing plant expenditures, operating results, a return on net assets at an agreed upon percent and the achievement of certain targeted levels of earnings per share. Tying a significant portion of overall executive compensation to the achievement of performance objectives and thus making such bonus "at risk" is believed to align the financial interests of the participating executives with those of the Company and its shareholders. The bonus is only paid if the executive is employed as at the last day of the fiscal year. In addition, non-qualified stock options are also granted, from time to time, based upon long-term corporate objectives and individual circumstances. In determining long-term incentive grants, the Compensation Committee has set shareholder value creation as a priority. During fiscal 1998, 23,000 non-qualified stock options were granted to the named executives. The incentive cash bonus program for fiscal 1998 is substantially the same as fiscal 1997 which was reviewed for the Compensation Committee by a senior external compensation consulting specialist and found to utilize accepted incentive compensation techniques, including quantifiable operating objectives that must be met to receive an incentive award and structures that tie awards directly to performance through sliding scale payout schedules that include performance thresholds and payout caps.

  The base salary levels for the President and Chief Executive Officer and all other officers and key executives are reviewed and approved by the Compensation Committee based upon competitive salary data developed for the Committee in consultation with a compensation specialist from a major New
York law firm. This data includes salaries paid to executives at comparable corporations and is affected by overall salary movement in the workplace, generally, and the food industry in which the Company operates. Salary changes are recommended to the Compensation Committee based upon a comparison between each executive's base pay and those of other companies of similar size in the food industry, the length of service of each executive and how well each executive has performed in relation to predetermined goals and other operational issues which may have arisen during the preceding year.


  Compensation for the Chief Executive Officer for 1998 was determined in accordance with the preceding factors. Mr. Haas' compensation also reflected his inclusion in the incentive bonus program which can provide a substantial part of his overall potential compensation dependent upon the performance of the Company.

COMPENSATION COMMITTEE

JERRY COLUMBUS
HENRY SALZHAUER
R. SCOTT SCHAFLER
DAVID S. WEIL
















                             COMPANY PERFORMANCE

  The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index, the S&P Midcap 400 Index for Foods and Beverages and a Peer Group. The Peer Group includes the following companies: American Rice Inc., Bridgford Foods Corp., Golden Enterprises Inc., Grist Mill Co., J&J Snack Foods Corp., J.M. Smucker Co., Lance Inc., Michael Foods Inc. and Tasty Baking Co.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG CHOCK FULL O'NUTS CORPORATION, THE S & P 500 INDEX,
                        A NEW PEER GROUP AND AN OLD PEER GROUP




                                     CHART




































*$100 INVESTED ON 7/31/93 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JULY 31.





                                PENSION PLAN

  The Chock Full O'Nuts Corporation Pension Plan ("Plan")is a noncontributory defined benefit plan covering all non-union employees of the Company Employees become eligible for membership in the Plan on the anniversary dates coinciding with or next following the date of attainment of age 20 1/2 and completion of six months of service. Participants become fully vested after 5 years of service. Prior thereto there are no benefits payable under the Plan.

  The Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed Retirement (age 70), a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Plan at July 31, 1998 of Messrs. Haas, Leitner, Donnell, Cullen, and Fazzari are
8, 18, 4, 25, and 10, respectively.

  Marvin I. Haas and Howard M. Leitner are the Trustees of the Plan.

  The Company maintains a non qualified, unfunded Supplemental Employee Retirement Plan ("SERP"), which covers those participants of the Plan whose benefits would otherwise be denied by reason of certain Internal Revenue Code limitations on qualified plan benefits. A participant in the SERP is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction (limited to $130,000 at normal retirement)and the amount of benefits the participant is entitled to after the reduction (those payable under the Plan). The SERP provides for immediate funding in the event of a change in control (as defined)of the Company.

  The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Plan, taking into account the Company's SERP.

   Final
  Average
 Earnings  15 Years 20 Years 25 Years 30 Years 35 Years
---------- -------- -------- -------- -------- --------
$300,000
and higher  $78,000 $104,000 $130,000 $130,000 $130,000
$250,000     75,000  100,000  125,000  125,000  125,000
$200,000     60,000   80,000  100,000  100,000  100,000
$150,000     45,000   60,000   75,000   75,000   75,000
$100,000     30,000   40,000   50,000   50,000   50,000


                401(k) CASH OR DEFERRED COMPENSATION PLAN


  The Company maintains a tax-qualified 401(k) cash or deferred compensation plan that covers certain employees who have completed one year of service and attained age 20. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The contributions of the participants are held in separate accounts which are always fully vested.

                        DEFERRED COMPENSATION PLAN

  The Chock Full O'Nuts Deferred Compensation Plan for certain key executives (the "Deferred Compensation Plan") became effective August 1, 1987. The purpose of the Deferred Compensation Plan is to supplement the pension benefits available to certain officers and key employees of the Company under the Chock Full O'Nuts Corporation Pension Plan and to further the growth in the earnings of the Company by offering long-term incentives to such officers and key employees who will be largely responsible for such growth. While the arrangement is considered unfunded for tax purposes, the Company and Wachovia Bank & Trust Company have entered into a grantor trust agreement establishing a trust fund to aid the Company in accumulating the amounts necessary to satisfy its liability for deferred compensation benefits. The assets of the trust will at all times be subject to the claims of the Company's creditors. The Company will make contributions annually in an amount which will fully fund each covered executive's benefit as of his expected retirement, and will make payments of deferred compensation benefits to the extent the trust does not.

  Pursuant to the provisions of the Deferred Compensation Plan, the Compensation Committee of the Board shall determine those employees who shall be entitled to participate in the Deferred Compensation Plan and the amount of the supplemental benefits to be paid to any such participant. Upon such determination, such employee and the Company shall enter into a deferred compensation agreement which specifies the amount and rights of such participant to receive supplemental pension benefits.

  As of the date hereof there are no deferred compensation agreements outstanding under the Deferred Compensation Plan.


                     EMPLOYEE STOCK OWNERSHIP PLAN

  In November 1988, the Company's Board of Directors approved the Chock Full O'Nuts Corporation Employee Stock Ownership Plan ("ESOP") which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of all eligible employees. In January 1991, April 1991, May 1995, September 1995 and August 1997 the Company loaned the ESOP $325,000, $675,000, $500,000, $500,000 and $1,000,000, respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. Each full-time employee of the Company who is not represented by a labor union is eligible to participate in the ESOP on the date which is one year after the date of his employment by the Company. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years or in the event of a change in control (as defined). Shares are allocated to participant's accounts annually based upon the annual compensation (up to $160,000) earned by each participant. As the Company makes annual contributions to the ESOP, these contributions are used to repay the loans to the Company, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As contributions are made, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the ESOP.

  As of the date of this proxy statement a total of 4,740 shares, 4,608 shares, 1,831 shares, 6,236 shares and 5,667 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Donnell, Cullen and Fazzari, respectively.

                          UNFUNDED DIRECTORS RETIREMENT PLAN

The Board of Directors has adopted an Unfunded Directors Retirement Plan (the "Directors Plan") for directors who are not and never have been employees of the Company (the "Outside Directors"). Each Outside Director who retires from the Board with at least five full years of service as a director of the Company shall, at the latter of age 65 or on the date on which such director retires from the Board (the "Payment Date") receive for a period of 10 years from the Payment Date an annual cash benefit payment (the "Retired Director's Fee") equal to the regular annual director's fee in effect upon such director's retirement; provided, however, that if such director is terminated as a director following a change in control (as defined)the balance of such director's then current term shall be credited toward his five-year service requirement and in addition, the surviving spouse of any director who dies (in office or after retirement) after meeting the foregoing age and service requirements shall receive or continue to receive such director's benefits for the balance of the 10 year period during which the deceased director was entitled thereto, and payment of such Retired Director's Fee shall terminate upon the death of any such director and such director's surviving spouse. Benefits are currently being paid to the surviving spouses of two deceased directors. As of the date hereof, three Outside Directors meet the age and service requirements for the receipt of benefits in the event of their retirement.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

  The following table sets forth, as of September 30, 1998, the shares of the Company's Common Stock owned beneficially by the present directors and nominees of the Company individually and by all present directors, nominees and executive officers of the Company as a group:

                Name of                   Common Stock         Percent
            Beneficial Owner            Beneficially Owned    of Class
--------------------------------------- --------------------- -----------
Marvin I. Haas                             746,591(1)(7)      6.8%(1)(7)
Howard M. Leitner                          447,958(1)(7)      4.1%(1)(7)
Mark A. Alexander                            3,020(3)           *
Norman E. Alexander                         46,179(4)           *
Martin J. Cullen                            23,446(7)           *
Stuart Z. Krinsly                            1,280(5)           *
Henry Salzhauer                            127,175(6)         1.2%
R. Scott Schafler                            3,182              *
David S. Weil                                6,796              *


All Directors and executive officers as
a group (17 persons), including the
above named persons 1,838,451(1)(2)(7)  16.7%(1)(2)(7)
------
* Less than 1% of class.

(1) Includes 389,100 shares owned by the Chock Full O'Nuts Corporation Pension Trust of which Marvin I. Haas and Howard M. Leitner are the Trustees. See "Pension Plan".
(2) Includes 800,078 shares owned by the Chock full o'Nuts Corporation Employee Stock Ownership Plan of which Marvin I. Haas and Howard M. Leitner are the administrators. See "Employee Stock Ownership Plan".
(3) Includes 1,920 shares which would be received upon conversion of $15,000 of the Company's 8% Convertible Subordinated Debentures.
(4) Includes 44,884 shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(5) Represents shares which would be received upon the conversion of $10,000 of the Company's 8% Convertible Subordinated Debentures.
(6) Includes 6,075 shares which would be received upon the conversion of $50,000 of the Company's 7% Convertible Senior Subordinated Debentures.
(7) Includes for Messrs. Haas, Leitner and Cullen, respectively, 166,667, 10,667 and 6,667 shares granted under stock option agreements which are currently exercisable.

  The following tables sets forth, as of October 6, 1998, the shares of the Company's Common Stock owned beneficially by persons known to the Company to own more than five percent of the outstanding shares of the Common Stock of the Company:


                                      Common
                                      Stock               Percent
 Name and Address of                  Beneficially        of
   Beneficial Owner                   Owned               Class
------------------------------- --------------------- -----------------
Chock Full O'Nuts Corporation
Employee Stock Ownership Plan
Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017              800,078(1)           7.4%(1)
Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580                 1,753,315(2)          15.3%(2)
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401        735,576(3)           6.8%(3)
The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, California  90017        823,588(6)           7.6%(4)
------

(1) See "Employee Stock Ownership Plan".
(2) Includes 369,744 shares which would be received upon conversion of $3,043,000 of the Company's 7% Convertible Senior Subordinated Debentures and 222,919 shares which would be received on conversion of $1,741,000 of the Company's 8% Convertible Subordinated Debentures. This information has been confirmed to the Company by Gabelli Funds, Inc. on October 2, 1998.
(3) This information as of June 30, 1998 has been confirmed to the Company by Dimensional Fund Advisors, Inc. on October 6, 1998.
(4) The information has been confirmed to the Company by The TCW Group, Inc. on October 5, 1998.


            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Directors propose that the stockholders ratify the appointment of Grant Thornton as the Company's independent auditors for 1999. Grant Thornton has been the Company's independent auditors since the last year. The report of Grant Thornton with respect to the Company's financial statements appears in the Company's annual report for the fiscal year ended July 31, 1998. A representative of Grant Thornton will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Directors will consider it a directive to consider other auditors for a subsequent year.

  On April 30, 1998 the Company engaged Grant Thornton, LLP as its independent auditors for the year ending July 31, 1998 as approved by the Executive Committee of the Board of Directors and simultaneously dismissed Ernst &
Young LLP. The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended July 31, 1996 and 1997, and in the subsequent interim periods there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young
LLP would have caused Ernst & Young LLP to make reference to the matter in their report. Further, there were no reportable events as that term is described in Item 304(a)(1)(v)of Regulation S-K.


                          STOCKHOLDER PROPOSAL

John Jennings Crapo, who resides at PO Box 151, Cambridge, MA 02140-0002 has advised the Company of his intention to introduce the following resolution at the meeting:

RESOLVED: Shareholders of the Chock full o'Nuts Corporation (the "holding company") instruct the board of directors (the "Board") of the holding company to publish in the proxy statement of the next two successive shareholder annual meetings an appendix concerning the charitable donations program of the holding company for the immediate past fiscal year of the holding company with the following information: (i) an explanation of at least five hundred words explaining the standards of the holding company governing it's donations to Internal Revenue Service (IRS) approved private foundations to include standards of rejection of such help and (ii) an enumeration of IRS qualifying charities and IRS approved foundations which our Board plans to help in the ensuing fiscal year included with each charity and foundation an eleucidation of at least twenty-six years how it complied with the standards and procedures enumerated in (i).


         The Board of Directors recommends a vote AGAINST this resolution.

  The Company believes that it has an obligation to be a good corporate citizen and, therefore, the Company, from time to time, makes charitable donations to organizations which the Company deems worthy of such donations. A decision is made on a case by case basis.

  The proposal would require the Company to include in its proxy statements for the next two years (i) an explanation of at least five hundred (500) words setting forth standards for the Company's donations, (ii) a list of charities which the Company proposes to "help," and (iii) an analysis of such charities' operations for their last twenty-six (26) years to ensure compliance with the Company's standards.

  The Company believes that such a task would take an extraordinary amount of management's time and effort as well as burden the Company with an extraordinary expense, none of which would be beneficial to the Company or its shareholders.


                          STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 27, 1999. Such proposals should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

                                 OTHER MATTERS

  The management knows of no other business which will be presented for consideration at the Annual Meeting other than that stated in the notice of meeting, except that the minutes of the Annual Meeting of Stockholders held December 12, 1997, will be presented for approval as to form but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. If, however, any other matters shall properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote the proxies in accordance with their best judgment in such matters.

  The cost of this proxy solicitation and any additional material relating to the meeting which may be furnished to the stockholders will be borne by the Company. In addition, solicitation by telephone, telegraph or other means may be made personally, without additional compensation, by officers, directors and regular employees of the Company. The Company also will request brokers, dealers, banks and voting trustees and their nominees holding shares of record but not beneficially to forward proxy soliciting material to beneficial owners of such shares, and the Company, upon request, will reimburse them for their expenses in so doing. The Company has also retained The Altman Group to aid in solicitation of proxies at an anticipated aggregate cost of $10,000, plus reasonable out-of-pocket expenses.


  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any stockholder submitting a written request. Such request should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

                                         By Order of the Board of Directors

                                                       MARTIN J. CULLEN
                                                              Secretary
Dated: New York, New York
October 30, 1998



                    CHOCK FULL O'NUTS CORPORATION

This proxy solicited by the Board of Directors for the Annual Meeting on December 18, 1998

  The undersigned hereby appoints Marvin I. Haas and Howard M. Leitner, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation to be held December 18, 1998 at 10:00 A.M., Eastern Standard Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. Election of Directors: for a three-year term - Norman E. Alexander, Stuart Z. Krinsly and David S. Weil.

~  FOR all nominees ~ WITHHOLD authority to vote for all nominees.

~  FOR all nominees, EXCEPT nominee(s) written below.
---------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees.

2.  Proposal to ratify the appointment of independent auditors for 1999.

~ FOR ~ AGAINST ~ ABSTAIN
The Board of Directors recommends a vote FOR Proposal 2.

3. Stockholder Proposal: Publish an appendix concerning the charitable donations program.

The Board of Directors recommends a vote AGAINST the shareholder proposal:

AGAINST ~ FOR ~ ABSTAIN

------------



                          (continued and to be signed on reverse side)



  The shares represented by this proxy will be voted as directed or if no direction is indicated, will be voted FOR the election of each of the nominees and FOR Proposal 2 and against the Stockholder Proposal.


  The undersigned hereby acknowledges receipt of the Notice of and Proxy Statement for the aforesaid Annual Meeting.


  Date and sign exactly as name appears hereon. Each joint Tenant must sign. When signing as Attorney, Executor, Trustee, etc., give full title. If signer is corporation, sign in full corporate name by authorized officer.




     ..                                 (Date of Above)


     ..					(Signature of Stockholder)


     ..					(Signature of Stockholder)